EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300  |  San Diego, CA  92130-4088  |  tel 619.234.5000  |  fax 858.509.4010

February 11, 2013

Opexa Therapeutics, Inc.
2635 Technology Forest Blvd.
The Woodlands, Texas  77381

Ladies and Gentlemen:
We are acting as counsel for Opexa Therapeutics, Inc., a Texas corporation (the “Company”), in connection with the issuance and sale of (i) up to 1,083,334 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Shares”), (ii) warrants (the “Warrants”) to purchase up to 541,668 shares of Common Stock, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Warrant Shares”), and (iii) the Warrant Shares, pursuant to the Registration Statement on Form S-3 (File No. 333-185001) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and related prospectus, dated December 5, 2012, as supplemented by the prospectus supplement dated February 8, 2013, relating to the offer and sale of the Shares, the Warrants and the Warrant Shares (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter.  Based on the foregoing, we are of the opinion that:

1.           The Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

2.           The Warrants have been duly authorized and, when duly executed and delivered by the Company and issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

Opexa Therapeutics, Inc.
February 11, 2013
Page

3.           The Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the Business Organizations Code of the State of Texas and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP